As filed with the Securities and Exchange Commission on December 8, 2015

Registration Statement No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ANCHOR BANCORP
(Exact name of registrant as specified in its charter)

Washington	26-3356075
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Woodland Square Loop SE, Lacey, Washington	98503
(Address of principal executive offices)	(Zip code)

Anchor Bancorp 2015 Equity Incentive Plan
(Full title of the plan)

Jerald L. Shaw President and Chief Executive Officer Anchor Bancorp 601 Woodland Square Loop SE Lacey, Washington 98503 (360) 491-2250	John F. Breyer, Jr. Breyer & Associates PC 8180 Greensboro Drive Suite 785 McLean, Virginia 22102 (703) 883-1100
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  [   ]                                                                                     Accelerated filer  [   ]
Non-accelerated filer  [   ]                                                                                     Smaller reporting company  [X]

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.01 par value per share	193,800(1)	$25.73(2)	$4,986,474	$503
(1)Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Anchor Bancorp 2015 Equity Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the registrant.
(2)Estimated in accordance with Rule 457(h) of the Securities Act of 1933, calculated on the basis of $25.73 per share, the average of the high and low sale prices per share of the registrant’s common stock on the Nasdaq Global Market on December 3, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Anchor Bancorp 2015 Equity Incentive Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933.  This document is not being filed with the Commission, but constitutes (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The following documents previously or concurrently filed by Anchor Bancorp (the “Registrant”) with the Commission are hereby incorporated by reference in this Registration Statement and the prospectus to which this Registration Statement relates (the “Prospectus”):

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 (File No. 001-34965) filed with the Commission on September 11, 2015;

(b)
all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Item 3(a) above; and

(c)
the description of the Registrant’s common stock set forth in its Registration Statement on Form 8-A registering the Registrant’s common stock pursuant to Section 12(b) of the Securities Exchange Act, filed with the Commission on November 12, 2010, and all amendments thereto or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) (excluding any portions of such documents that have been “furnished” and not “filed” for purposes of the Exchange Act) after the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part hereof and thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

The Registrant shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Requests should be directed to: Corporate Secretary, Anchor Bancorp, 601 Woodland Square Loop SE, Lacey, Washington 98503 or (360) 491-2250.

All information appearing in this Registration Statement is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein by reference.

Item 4.   Description of Securities

Not Applicable

Item 5.   Interests of Named Experts and Counsel

Not Applicable

Item 6.   Indemnification of Directors and Officers

Article XIV of the Registrant’s Articles of Incorporation requires indemnification of any person who is or was a director, officer or agent of the Registrant and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was an agent of the Registrant, against expenses, judgments, fines and amounts paid in settlement and incurred by that person in connection with such action, suit or proceeding.  However, this indemnity does not apply to: (a) acts or omissions in connection with a proceeding by or in the right of the Registrant in which the person is finally adjudged liable to the Registrant; (b) conduct finally adjudged to violate Section 23B.08.310 (relating to unlawful distributions by the corporation) of the Washington Business Corporation Act (“WBCA”) or (c) any transaction with respect to which it was finally adjudged that the person received a benefit in money, property or services to which that person was not legally entitled.  Article XIV also provides for the authority to purchase insurance with respect thereto.

The WBCA provides for indemnification of directors, officers, employees and agents in certain circumstances.  WBCA Section 23B.08.510 provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if  (a) the director acted in good faith, (b) the director reasonably believed that the director’s conduct was in the best interests of the corporation, or in certain instances, at least not opposed to its best interests and (c) in the case of any criminal proceeding, the director had no reasonable cause to believe the director’s conduct was unlawful.  However, a corporation may not indemnify a director under this section (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (b) in connection with any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.  WBCA Section 23B.08.520 provides that unless limited by the articles of incorporation, a corporation must indemnify a director who was wholly successful in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.  WBCA Section 23B.08.540 provides a mechanism for court-ordered indemnification.

WBCA Section 23B.08.570 provides that unless a corporation’s articles of incorporation provide otherwise, (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under WBCA Section 23B.08.520, and is entitled to apply for court-ordered indemnification under WBCA Section 23B.08.540, (2) the corporation may indemnify and advance expenses under WBCA Section 23B.08.510 through 23B.08.560 to an officer, employee or agent of the corporation who is not a director to the same extent as to a director and (3) a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with law, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.  WBCA Section 23B.08.580 provides that a corporation may purchase insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against liability asserted against or incurred by the individual in that capacity, whether or not the corporation would have power to indemnify the individual against the same liability under WBCA Section 23B.08.510 or 23B.08.520.

Item 7.   Exemption From Registration Claimed

Not Applicable

Item 8.   Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

Exhibit Number	Description of Document

4.1	Articles of Incorporation of the Registrant(1)

4.2	Amended and Restated Bylaws of the Registrant(2)

4.3	Form of Certificate of Common Stock of the Registrant(1)

Exhibit Number	Description of Document

5	Opinion of Breyer & Associates PC

10.1	Anchor Bancorp, Inc. 2015 Equity Incentive Plan(3)

10.2	Form of Incentive Stock Option Award Agreement under the Anchor Bancorp 2015 Equity Incentive Plan

10.3	Form of Non-Qualified Stock Option Award Agreement under the Anchor Bancorp 2015 Equity Incentive Plan

10.4	Form of Restricted Stock Award Agreement under the Anchor Bancorp 2015 Equity Incentive Plan

10.5	Form of Restricted Stock Unit Award Agreement under the Anchor Bancorp 2015 Equity Incentive Plan

23.1	Consent of Moss Adams LLP

23.2	Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5)

24	Power of attorney (contained in the signature page of the Registration Statement)
____________
(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (333-154734).
(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on December 16, 2011. (001-34965)
(3)	Filed as an appendix to the Registrant’s Definitive Proxy Statement for the Annual Meeting of Shareholders held on October 21, 2015.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.      That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lacey, State of Washington, on December 8, 2015.

ANCHOR BANCORP

By: /s/ Jerald L. Shaw
Jerald L. Shaw President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby makes, constitutes and appoints Jerald L. Shaw or Terri L. Degner as his or her true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

Signature	Title	Date

/s/Jerald L. Shaw Jerald L. Shaw	President, Chief Executive Officer and Director (Principal Executive Officer)	December 8, 2015

/s/Terri L. Degner Terri L. Degner	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	December 8, 2015

/s/Robert D. Ruecker Robert D. Ruecker	Chairman of the Board and Director	December 8, 2015

/s/Douglas A. Kay Douglas A. Kay	Director	December 8, 2015

/s/George W. Donovan George W. Donovan	Director	December 8, 2015

/s/William K. Foster William K. Foster	Director	December 8, 2015

/s/Reid A. Bates Reid A. Bates	Director	December 8, 2015

ANCHOR BANCORP

EXHIBIT INDEX

Exhibit Number	Description of Document

5	Opinion of Breyer & Associates PC

10.2	Form of Incentive Stock Option Award Agreement under the Anchor Bancorp 2015 Equity Incentive Plan

10.3	Form of Non-Qualified Stock Option Award Agreement under the Anchor Bancorp 2015 Equity Incentive Plan

10.4	Form of Restricted Stock Award Agreement under the Anchor Bancorp 2015 Equity Incentive Plan

10.5	Form of Restricted Stock Unit Award Agreement under the Anchor Bancorp 2015 Equity Incentive Plan

23.1	Consent of Moss Adams LLP

23.2	Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5)

24	Power of attorney (contained in the signature page of the Registration Statement)